Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports First Quarter 2006 Financial Results

First Quarter 2006 Sales of $10.8 Million Reflect 37% Growth Over First Quarter 2005

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, May 1, 2006 – Orthovita, Inc. (NASDAQ NM: VITA), a developer of orthopedic biomaterials, reported financial results for the quarter ended March 31, 2006. Product sales for the three months ended March 31, 2006 increased 37% to $10,817,000, as compared to $7,886,000 for the same period in 2005. Sales growth for the reported period was primarily attributable to the expansion of our VITAGEL® and VITOSS® FOAM product portfolios as well as improved market penetration in the U.S. as we further develop our U.S. field sales network.

Approximately 60% and 57% of our product sales during the three months ended March 31, 2006 and 2005, respectively, were from products based upon our VITOSS FOAM platform, which are co-developed with Kensey Nash Corporation. Approximately 16% of our product sales during the three months ended March 31, 2006 were from our VITOSS FOAM Pack product introduced during the third quarter of 2005. Additionally, VITAGEL, which was launched at the start of 2005, contributed approximately 16% of product sales for the three months ended March 31, 2006.

For the three months ended March 31, 2006 and 2005, 93% of product sales were in the U.S., primarily from sales of VITOSS, VITAGEL and IMBIBETM. The remaining sales, during both periods in 2006 and 2005, were from VITOSS, CORTOSS® and ALIQUOTTM sales outside the U.S., primarily in Europe.

Gross profit for the three months ended March 31, 2006 and 2005 was $7,306,000 and $5,389,000, respectively. As a percentage of sales, gross profit was 68% for both three month periods ended March 31, 2006 and 2005.

Operating expenses for the three months ended March 31, 2006 and 2005 were $11,158,000 and $8,182,000, respectively, which represents a 36% increase as compared to a 37% increase in product sales for the quarter. Operating expenses for the three months ended March 31, 2006 include non-cash compensation expense of $403,000 and $87,000, which resulted from the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” and Emerging Issues Task Force Issues No. 00-19, “Accounting for Derivative Instruments,” respectively, related to stock option accounting. The amount of these non-cash charges is equivalent to 5% of product sales for the period.

General & administrative expenses for the three months ended March 31, 2006 increased 23% to $2,106,000 from $1,716,000 for the same period of 2005 primarily due to increased legal expenses, patent-related expenses, and information technology infrastructure related expenses. Amounts for general & administrative expenses were equivalent to 20% and 22% of product sales for the three months ended March 31, 2006 and 2005, respectively.

Selling & marketing expenses were $6,947,000 for the three months ended March 31, 2006, a 37% increase from $5,086,000 for the three months ended March 31, 2005. Selling and marketing expenses increased for the three months ended March 31, 2006 primarily due to higher salary and benefit costs incurred by expanding our field sales team of direct sales representatives to support the growth of U.S product sales. The remainder of the increase in selling and marketing expenses was due to higher commissions paid in the U.S. as a result of increased product sales in 2006. Amounts for selling & marketing expenses were equivalent to 64% and 65% of product sales for the three month periods ended March 31, 2006 and 2005, respectively.

Research & development expenses increased to $2,105,000 for the three months ended March 31, 2006 from $1,379,000 for the same period in 2005. The 53% increase is primarily due to costs associated with our CORTOSS clinical trial in the U.S. Amounts for research & development expenses were equivalent to 19% and 17%, respectively, of product sales for the three months ended March 31, 2006 and 2005.

The net loss for the three months ended March 31, 2006 and 2005 was $3,928,000 and $2,890,000, respectively. Accordingly, the net loss per common share was $.08 and $.06 in the periods reported based upon 52,322,000 and 47,837,000 common shares outstanding, respectively. Excluding the non-cash compensation expense of $490,000 recorded during the three months ended March 31, 2006, which resulted from the adoption of SFAS No. 123(R) and EITF Issue No. 00-19, the net loss would have been $3,437,000 or $.07 per common share.

Cash, cash equivalents, and investments were $20,828,000 at March 31, 2006 in comparison to cash, cash equivalents and investments of $27,672,000 at December 31, 2005. For the three months ended March 31, 2006, the net cash and cash equivalents used in operating activities were $6,363,000. Net cash and cash equivalents used in operating activities for the period reflected (i) an $1,474,000 net increase in prepaid revenue interest expense resulting from the contractually required annual advance payment at the beginning of each year to Paul Capital Royalty Acquisition Fund, L.P., and (ii) a net decrease of $1,237,000 in accounts payable which primarily reflects vendor payments for VITAGEL inventories purchased during the fourth quarter of 2005. Unlike in prior years, the refund of the remaining balance of the prepaid revenue interest expense from the prior year was received during the second quarter as opposed to the first quarter. The amount of the refund received during April 2006 was $611,000.

The quantity of VITAGEL inventory purchased last year was intended to meet our operating requirements until the expected receipt of the U.S. Food and Drug Administration (“FDA”)

approval of our PMA submission that would allow us to manufacture commercial VITAGEL product. However, due to higher than anticipated sales, we now believe that the VITAGEL inventory purchased last year will only meet our sales requirements through mid-June 2006. Therefore, we do not expect to have sufficient VITAGEL inventory to sustain our current sales levels for a period of time. We currently believe that FDA approval of our facility to manufacture VITAGEL product will be received sometime after the end of the second quarter 2006; however, there is no assurance that FDA approval will be obtained.

Non-GAAP Disclosures

This press release includes non-GAAP financial information relating to the Company’s net loss excluding the effect of equity compensation expense resulting from the Company’s adoption of SFAS No. 123(R) and EITF Issue No. 00-19. Management believes that the presentation of this information will be useful to investors because the Company did not recognize equity compensation expense during the three month period ended March 31, 2005 for options granted to employees and did not record a mark-to-market adjustment at the end of the quarter for the change in the Black-Scholes value of our fully-vested non-employee consultant stock options outstanding. Management believes that a presentation of net loss excluding the effect of such equity compensation expense will enhance comparability of the Company’s financial results for the three month period ended March 31, 2006 with those of the same period of the prior year.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. eastern time today to review and discuss the first quarter 2006 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 7951932. Listeners are advised to dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning May 2, 2006, at 9:30 a.m. eastern time, and ending May 9, 2006, at 11:59 p.m. eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 7951932.

About the Company

Orthovita is a biomaterials company with proprietary technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. Our products are used in the regeneration of bone and soft tissue. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our CORTOSS® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc., to develop and market novel synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitations, our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:

	Three Months Ended March 31,
	2006	% of Product Sales	2005	% of Product Sales
PRODUCT SALES	$10,816,956	100%	$7,885,737	100%
COST OF SALES	3,511,175	32%	2,496,883	32%

GROSS PROFIT	7,305,781	68%	5,388,854	68%

OPERATING EXPENSES:
General & administrative expenses	2,105,780	20%	1,716,317	22%
Selling & marketing expenses	6,947,027	64%	5,086,394	65%
Research & development expenses	2,105,203	19%	1,379,425	17%

Total operating expenses	11,158,010	103%	8,182,136	104%

OPERATING LOSS	(3,852,229)	(35)%	(2,793,282)	(35)%
Other expense, net	(75,400)	(1)%	(96,254)	(1)%

NET LOSS	$(3,927,629)	(36)%	$(2,889,536)	(36)%

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(.08)		$(.06)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	52,321,863		47,837,038

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Balance Sheet Data:

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$5,473,086	$8,834,694
Short-term investments	14,353,464	15,830,747
Accounts receivable, net	6,627,874	6,224,064
Inventories	11,853,517	11,923,351
Prepaid revenue interest expense	2,084,501	610,713
Other current assets	439,118	389,886

Total current assets	40,831,560	43,813,455
Property and equipment, net	5,001,482	5,031,659
Long-term investments	1,001,336	3,006,780
Other assets	378,683	484,135

Total assets	$47,213,061	$52,336,029

Current liabilities	$7,548,274	$9,122,692
Long-term liabilities	11,072,633	8,837,681

Total liabilities	18,620,907	17,960,373
Total shareholders’ equity	28,592,154	34,375,656

	$47,213,061	$52,336,029

Cash Flow Data:

	Three Months Ended March 31,
	2006	2005
Net cash used in operating activities	$(6,363,280)	$(2,677,010)

Net cash provided by (used in) investing activities	$3,188,564	$(1,778,138)

Net cash used in financing activities	$(17,039)	$(88,097)

Effect of exchange rate changes on cash and cash equivalents	$(169,853)	$(97,582)

Source: Orthovita, Inc.